ATTACHMENT 1

To Revised Schedule A of the Investment Management Agreement, dated December 2, 2004, by and between Allianz Life Advisers, LLC (now Allianz Investment Management LLC) and Allianz Variable Insurance Products Fund of Funds Trust.

Fees payable to the Manager pursuant to Revised Schedule A to the Investment Management Agreement shall be calculated at the following annual rates until such time as this Attachment 1 is further revised. The following reduced rates may not be increased or terminated prior to April 30, 2023.

Fund	Rate
(Average Net Assets in Millions (M) for Funds with Breakpoints)

All Assets
AZL MVP DFA Multi-Strategy Fund	0.10%

All Assets
AZL MVP Fusion Balanced Fund	0.15%

All Assets
AZL MVP Fusion Conservative Fund	0.15%

All Assets
AZL MVP Fusion Moderate Fund	0.15%

Acknowledged:

Allianz Variable Insurance Products Fund of Funds Trust

By:	/s/ Mike Tanski
Name:	Mike Tanski
Title:	VP Operations

Allianz Investment Management LLC

By:	/s/ Brian Muench
Name:	Brian Muench
Title:	President

Updated: 10/1/2021